EMPLOYMENT AGREEMENT


        AGREEMENT, dated as of the 29th day of July, 1988, by and among NUI Corporation, a New Jersey corporation, together with its successors and assigns ("Parent"), having its principal place of business at 1011 Route 22, Box 6060, Bridgewater, New Jersey 08807, Elizabethtown Gas Company together with its successors and assigns ("Sub"), having its principal place of business at 1 Elizabethtown Plaza, Elizabethtown, New Jersey 07207, and Jack Langer (the "Executive").

                                  WITNESSETH:


        WHEREAS, the Executive is currently employed as President, Chief Operating Officer and Treasurer of City Gas Company of Florida (the "Company") and has been employed by the Company in senior executive capacities for the past several years; and

        WHEREAS, the Company is being merged with and into Sub (the "Merger") simultaneously with the execution of this Agreement; and

        WHEREAS, the Boards of Directors of Sub and Parent have determined that Sub is and will continue to be greatly in need of the Executive's managerial skills so that the future progress of the Company's operations, which henceforth will be operated as a division of Sub (the "Division") will be assured; and

        WHEREAS, Sub desires to continue to employ, retain and secure for itself the experience, ability and services of the Executive as President and Chief Operating Officer of the Division; and

        WHEREAS, the Boards of Directors of Parent and Sub have authorized this Agreement with the Executive and have approved all of the terms, conditions and undertakings hereof, all of which the Boards of Directors have found to be reasonable, proper and in the best interest of Parent and Sub.

        NOW, THEREFORE, it is hereby mutually agreed between the parties as follows:

                                   ARTICLE I
                        RIGHTS AND DUTIES OF EMPLOYMENT

        1.01 Term of Employment. Sub hereby employs Executive and Executive hereby accepts employment with Sub for a period of five years (the "Initial Term") from the date of this Agreement (the "Effective Date") (hereinafter, together with the extension described below, referred to as the "Employment Period"). The Initial Term shall be automatically extended for one additional three-year period, unless Sub shall give six months written notice ("Termination Notice") to the Executive prior to the fourth anniversary of the Effective Date that the Executive's employment will be terminated for good cause resulting from the acts or omissions of the Employee ("Termination Cause"). Any proper Termination Notice shall be effective to end the Employment Period on the fifth anniversary of the Effective Date. If the Executive is terminated without Termination Cause or not in compliance with the terms set forth herein the Employment Period shall end on the eighth anniversary of the Effective Date.


             1.02 Duties.

                  (a) The Executive shall, subject to his continuing election as President and Chief Operating Officer of the Division, perform the duties and exercise the powers of President and Chief Operating Officer of the Division. The Executive shall be responsible for the supervision over the day to day activities of the Division, reporting directly to the Chief Executive Officer of the Division; provided, however, that if, during the Employment Period, S.W. Langer is unable to serve as Chief Executive Officer of the Division, the Executive shall assume the duties of Chief Executive Officer as set forth in Section 1.02 of the Employment Agreement among Parent, Sub and S.W. Langer of even date and shall report directly to the Board of Directors of Parent. In addition, during the Employment Period and subject to his election by its shareholders, Executive shall serve as a member of the Board of Directors of Parent. During the Employment Period, Parent will cause Jack Langer to be nominated for election by the shareholders of Parent to serve as a member of its Board of Directors.

                  (b) The Executive shall devote his skill, attention and best efforts to the business and affairs of the Division. The services to be rendered by the Executive will be, at all times, of an executive nature and substantially the same as the services which the Executive performed for the Company prior to the Merger.

                  (c) The Executive shall perform his employment duties as directed by the Chief Executive Officer of the Division and he shall not be obligated to travel outside of the area of the Division's principal executive offices located in Hialeah, Florida, unless necessary in connection with his duties.

             1.03 Compensation and Other Benefits.

                  (a) Compensation. During the Employment Period, Parent or Sub, as the case may be, shall pay to the Executive an annual base salary (exclusive of bonus payments and expense allowances) of One Hundred Forty Thousand Dollars and no/cents ($140,000.00), payable in substantially equal monthly installments in advance on the first day of each month during the Employment Period: provided, however, that such annual base salary may be increased by such additional amounts as Parent's Board of Directors may from time to time determine. The Executive's annual base salary as it may be so increased, unless and until thereafter again increased, shall be the minimum base salary payable to the Executive hereunder for the balance of the Employment Period.

                  (b) Bonuses. In addition to the salary to be paid to the Executive under subparagraph (a) of this subsection 1.03, the Executive may receive a bonus for each year during the Employment Period. Bonuses shall be based upon the performance of the Division and the Executive as follows:

             Bonuses for the Division will be determined in accordance with the policies established by Parent on a consistent basis for all of the divisions of Parent and Sub, and shall be distributed by the Division's Chief Executive Officer among the Division's executives, as the Chief Executive Officer determines, in his sole discretion.


                  (c) Fringe Benefits. In addition to the salary and the bonus to be paid under subparagraphs (a) and (b) of this Section 1.03, the Executive shall be entitled to participate in (i) all of Parent's or Sub's pension plans; (ii) all of Parent's or Sub's employee stock option plans; (iii) all of Parent's or Sub's employee stock ownership plans;
   (iv) all of the Company's employee benefit plans which remain in effect after the Merger in which the Executive participated when he was employed by the Company; (v) life insurance, hospitalization insurance, disability insurance and the like; and (vi) all other so-called "fringe benefits" that are granted to or provided for Parent's or Sub's executives or which may be granted or provided for them during the Employment Period. Parent or Sub will provide the Executive, without charge, with an executive automobile (no less favorable in make or model than that provided to the Executive by the Company) and reimburse the Executive for all of the automobile's operation and maintenance expenses. The automobile shall be replaced with a new model in accordance with Parent's and Sub's policy, but in no event less frequently than every three years. Notwithstanding the foregoing subsection (c) the Executive shall at all times during the Employment Period be entitled to employment benefits no less favorable than (i) those to which he was entitled as an employee of the Company; and (ii) those enjoyed by senior executive officers of Parent, Sub or their affiliates.

                  (d) Reimbursement of Expenses: Suitable Office face and Facilities. Parent or Sub will pay for or reimburse the Executive for payment of all items of travel, lodging, entertainment and miscellaneous expenses incurred by him in carrying on his duties and responsibilities hereunder upon an accounting therefor submitted by the Executive. In addition, Parent or Sub shall furnish the Executive with office space and facilities no less favorable than, and consistent with, the office space and facilities occupied and used by the Executive while he was employed by the Company, or as hereafter improved.

                  (e) Vacation. The Executive shall be entitled to (6) six weeks of paid vacation per fiscal year throughout the Employment Period, to be taken at the Executive's convenience with due regard for the needs of the Division, or (ii) if the Executive decides not to take all or part of such vacation, additional compensation in lieu thereof.

                  (f) Effect of Absences: Time Requirement of Employment. It is expressly understood that during the Employment Period, except as provided in Section 2.05 hereof, that the inability of the Executive to render services to Sub pursuant to Section 1.02 by reason of absences due to illness, disability or incapacity, or for any other reasonable cause, or the failure of the Executive to render any other services to Sub which he may be asked to render, other than the services specified in Section l.02, shall not constitute a failure by the Executive to perform his obligations hereunder and shall not be deemed a breach hereof or default by him hereunder. Subject to the foregoing, the Executive agrees to devote such energy, ability and time as shall be necessary to perform his duties hereunder and as shall be reasonably requested by Sub.

             1.04 (a) Indemnification. The Executive and his legal representative shall be indemnified for all legal expenses, including reasonable attorneys' fees, costs and expenses at trial and appellate levels and all liabilities in connection with any proceeding, action or claim involving him by reason of his being or having been a director, officer, employee or agent of the Company, Parent, Sub or their


   affiliates, or any other enterprise if serving or having served at the request of the Company, Parent, Sub or their affiliates, to the fullest extent permitted by the laws of the State of New Jersey, or by the articles of incorporation or the by-laws of Parent or Sub.

                  (b) Advance of Expenses. In the event of any action, proceeding or claim against the Executive arising out of his serving or having served in a capacity specified in Section 1.04 (a) hereof, which, in the Executive's sole judgment, requires him to retain counsel (such choice of counsel to be made in his sole and absolute discretion) or otherwise expend his personal funds for his defense in Connection therewith, Parent and Sub shall be obligated to advance to the Executive (or pay directly to his counsel) attorneys' fees, expenses and other costs associated with the Executive's defense of such action, proceeding or claim at trial and appellate levels.

             1.05 (a) Trade Secrets. The Executive recognizes and acknowledges that the names of the Division's customers, the Division's methods of operation, sales engineering and other trade secrets, as they may exist from time to time, are valuable, special and unique assets of Sub. The Executive shall not, during or after the term of his employment hereunder, disclose any such names or other trade secrets, or any part thereof, that the Executive becomes aware of during his employment, to any person, firm, corporation, association or other entity, nor shall he attempt to entice away any customer or employee of the Division or Sub.

                  (b) Non-Competition. The Executive agrees that, during the term of this Agreement, he will not directly or indirectly associate with any business that is competing or developing the ability to compete directly or indirectly with the Division. For the purposes of this
   Section 1.O5(b), the Executive will be deemed to associate with a business if he owns, manages, operates, controls, participates in the ownership, management or control, or is otherwise in any manner connected with such business; provided, however, that the Executive may invest in a publicly held corporation engaged in such competitive business provided that such investment shall at no time exceed 1% of the issued and outstanding capital stock of such corporation, and provided he is not otherwise associated with it. A business will be deemed to be competing with the Division if it is making products or providing services identical or substantially similar to those made or provided by the Division. Notwithstanding the foregoing, the Executive shall not be deemed to violate his agreement under this Section 1.O5(b) if he associates with a business that, subsequent to such association, begins to compete or begins to develop the ability to compete with the Division or any of its subsidiaries or affiliates if the Executive (1) does not participate in such competition or in the development of the ability to compete and (2) resigns from, disposes of his interest in, or otherwise effectively disassociates himself from such business upon becoming aware of such competition or the development by the business of the ability to compete with the Division.

                  (c) In the event of a breach by the Executive of the provisions of this paragraph 1.05, Parent and Sub shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such trade secrets, or from rendering any services to any person, firm, corporation, association or other entity to whom such trade secrets, in whole or in part, have been disclosed.


                                  ARTICLE II
                      RIGHTS ON TERMINATION OF EMPLOYMENT


             2.01 Right of Executive to Terminate Employment. It is anticipated that the Executive will be: elected to the Board of Directors of Parent by its shareholders and elected President and Chief Operating Officer of the Division through the expiration of the Employment Period hereunder. The Executive may, at his option, and in addition to all other remedies the Executive may have at law or in equity, terminate his employment under this Agreement upon not less than 90 days notice to Sub given at any time after the occurrence of any of the following:

                  (a) for any reason other than theft, fraud, embezzlement or substantially similar act by the Executive, or a breach by the Executive of his agreement under subsection (a) or (b) of Section 1.05 hereof: (i) the Executive is not elected to the Board of Directors of Parent and President and Chief Operating Officer of the Division for all periods from the date hereof through the expiration of the Employment Period hereunder; (ii) the Executive is removed or replaced as a member of the Board of Directors of Parent or as President and Chief Operating Officer of the Division at any time prior to the expiration of the Employment Period hereunder; (iii) the nature or scope of the Executive's duties as President and Chief Operating Officer of the Division are significantly reduced prior to such time; (iv) the Executive's compensation is reduced below the highest annual base salary he is entitled to receive under this Agreement; (v) Parent or Sub fails to perform or observe any other provision of this Agreement and such failure shall continue unremedied for a period of fifteen (15) days after written notice thereof Shall have been received by Parent or Sub; or (vi) once the the Executive has assumed the duties of Chief Executive Officer pursuant to Section 1.02 hereof, he does not continue to be elected, is removed or replaced, or his duties are reduced, in such capacity, during the Employment Periods; or

                  (b) prior to the expiration of the Employment Period hereunder, there has been a "Change in Control" of Sub or Parent. For purposes of this Agreement, a "Change in Control" shall be deemed to have taken place if:

                       (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), but excluding Sub or Parent and any of its subsidiaries or affiliates), should acquire direct or indirect ownership of 20% or more of the combined voting power of the then outstanding securities of Sub or Parent as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise: or

                       (ii) the shareholders of Sub or Parent should approve any one of the following transactions:

                            (a) any consolidation or merger of Sub or
   Parent in which Sub or Parent is not the surviving corporation, other than a merger of Sub or Parent in which the respective holders of the common stock of Sub or Parent immediately prior to the merger have the same proportionate ownership of the surviving corporation immediately after the merger; or


                       (b) any sale, lease. exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Division, Sub or Parent; or

                  (iii) during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board of Parent cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders of Sub or Parent, of each new director of Parent was approved by a vote of at least two-thirds of the directors of Parent then still in office who were directors of Parent at the beginning of the period or a merger involving Parent and one or more subsidiaries of Parent (including Sub) in which the holders of the common stock of Parent have the same proportionate ownership of the surviving corporation immediately after the merger; or

                  (c) Sub relocates the executive offices of the Division more than fifteen miles from the location of its current principal executive offices at Hialeah, Florida, or a significant change is made in the location of the performance of the Executive's duties from the aforementioned offices.

             2.02 Right of Parent and Sub to Terminate Employment. Parent and Sub may immediately terminate the employment of the Executive in the event of theft, fraud, embezzlement or substantially similar act by the Executive or a breach by the Executive of his agreement under Subsection
   (a) or (b) of Section 1.05 hereof.

             2.03 Termination Payments. If the Executive terminates his employment hereunder pursuant to Section 2.01 hereof, or if prior to the expiration of the Employment Period hereunder, Parent or Sub terminates the Executive's employment for any cause other than those enumerated in
   Section 2.02 hereof (in either case, the date of such termination shall hereinafter be referred to as the "Termination Date"), Parent or Sub shall pay to the Executive and provide him with the following:

                  (a) Parent or Sub shall pay to the Executive in one lump sum, within ten (10) days after the Termination Date, an amount equal to the aggregate salary that would have been paid to the Executive under the provisions of Section 1.03 hereof (salary calculated at the highest annual rate he was entitled to receive prior to such Termination Date) during the period from the Termination Date to and including the date upon which the Employment Period expires, plus an amount equal to any tax other than ordinary income tax which may be imposed by the Internal Revenue Service as a result of such payment, or, at the option of the Executive, continue to pay the Executive his salary on a monthly basis at the highest annual rate required by Section 1.03(a), plus the estimated amount of any bonuses to which he would have been entitled had he remained in the employ of the Company for the remainder of the Employment Period.

                  (b) Parent or Sub shall provide the Executive with continued coverage under (1) Parent's or Sub's executive group insurance benefit plan, including the group medical and life insurance plan thereunder as well as all benefits that were required to be provided to the Executive pursuant to Section 1.03, excluding the travel-accident policy.


                  (c) The Executive shall have the right to exercise all unexercised stock options granted to the Executive under Parent's or Sub's benefits plans described in Section 1.03(b) for a period of 90 days after the Termination Date, whether or not such stock options are then fully exercisable, to the extent such options have not otherwise expired. In addition, all other awards and conditional remuneration shall become fully vested and immediately payable to the Executive and all applicable restrictions shall lapse as of the Termination Date.

                  (d) Parent or Sub shall pay the Executive at the same time and in the same manner as his pension benefits are paid under the Company's pension plan or a successor plan, and in addition to benefits provided under all pension plans and any supplemental pension plan or other plan, program or arrangement maintained by the Division, Parent or Sub to provide employees with retirement benefits and any successor plans thereto (all such plans being collectively referred to as "Pension Plans") an amount equal to the difference between:

                            (i) the sum of the aggregate amounts of pension
   payments (determined as a straight life annuity) to which the Executive would have been entitled under the terms of all Pension Plans in which he was an active participant immediately prior to the Termination Date (without regard to any amendment made subsequent to a Change in Control of Sub or Parent and on or prior to the Termination Date which adversely affects in any manner the computation of benefits under such plan) determined as if the Executive was fully vested, and

                       (ii) the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which the Executive is entitled under the terms of all Pension Plans in which he was an active participant immediately prior to the Termination Date.

                  (e) If despite the provisions of Section 2.03(b)above, benefits under any employee benefit plan shall not be payable or provided under any such plan to the Executive, or his dependents, beneficiaries and estate, because he is no longer an employee of Sub, Sub or Parent themselves shall, to the extent necessary, pay or provide for payment of such benefits to the Executive, his dependents, beneficiaries and estate.

             2.04 No Obligation to Mitigate Damages. In the event of a termination the Executive is not obligated to mitigate damages by seeking other employment.

             2.05 Disability. If during the term hereof, because of mental, physical or other disability, the Executive shall be incapable for a period of six (6) consecutive months (the "Disability Period") of substantially performing his obligations and agreements hereunder, the Board of Directors of Parent, in its discretion, may determine that the Executive has become totally disabled, provided that a medical doctor approved by the Executive, or his authorized representative, and Division's Board of Advisors is of the opinion that he is "totally disabled." In the event that such a determination is made, six (6) months following such Disability Period, during which the provisions of this Agreement shall apply in full, this Agreement shall terminate, provided, however, that:

                  (a) for a period of an additional six (6) months after the date of such termination Parent or Sub shall pay the Executive his then current annual salary hereunder;



                  (b) following the six (6) month period specified in subsection (a) of this Section 2.04, Parent or Sub shall pay the Executive for the remainder of the Employment Period an amount equal to seventy-five Percent (75%) of the highest annual base salary he was entitled to receive under this Agreement;

                  (c) Parent or Sub shall continue to cover the Executive under Parent's or Group's group insurance plan, including the group term life insurance plan thereunder until the expiration of the Employment Period; and

                  (d) if the Executive, at any time within six (6) months following the determination that he is totally disabled, shall become able again to perform substantially the services contemplated by this Agreement, then he shall resume his position as President and Chief Operating Officer of the Division or Chief Executive Officer of the Division if he had occupied such position prior to the disability for the remainder of the Employment Period at the highest annual base salary he had received under this Agreement.

             2.06 Beneficiaries of Payments. If the Executive shall die before receiving all payments to be made by parent or Sub to him pursuant to any of the provisions hereof, all such payments, or any remaining payment, as the case may be, shall be made by Parent or Sub to such beneficiary or beneficiaries as the Executive may designate from time to time by notice in writing filed with Parent or Sub, or if the Executive shall fail or fails effectively to designate a beneficiary, or if no beneficiary shall survive the date when the last payment is to be made, any remaining payments shall be made to the Executive's estate.

                                  ARTICLE III
                              GENERAL PROVISIONS

             3.01 Reimbursement of Legal Expenses. If litigation shall be brought to challenge the Executive's entitlement to payments under this Agreement or to enforce or interpret any provision hereof, Parent and Sub hereby indemnifies and agrees to reimburse the Executive for his reasonable attorneys' fees, costs, expenses and disbursements incurred in such litigation, at trial and appellate levels, and hereby agrees to pay prejudgment interest on any money judgment obtained by the Executive calculated at the prime interest rate, as announced from time to time, of North Carolina National Bank of Florida, N.A., or any successor thereto, from the date that payment(s) to him should have been made under this Agreement.

             3.02 Succession. This Agreement Shall inure to the benefit of and be binding upon Sub and Parent, their successors and assigns, including without limitation, any person, partnership or corporation or any other entity which may acquire all or substantially all or a majority of Sub's or Parent's stock, assets or business, or with or into which Sub or Parent may be consolidated or merged, and this provision shall apply in the event of any subsequent mergers, consolidations or transfers, and shall be binding upon the Executive, his heirs and personal representatives.

             3.03 Waiver of Provisions. The failure of any party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future


   performance of any such term or condition, but the obligation of the other parties with respect thereto shall continue in full force and effect.

             3.04 Notice. Any notice to be given to Sub hereunder shall be deemed sufficient if in writing sent by registered or certified mail to its executive offices at 1 Elizabethtown Plaza, Elizabethtown, New Jersey 07207. Any notice to be given to Parent hereunder shall be deemed sufficient if in writing sent by registered or certified mail to its executive offices at 1101 Route 22, Box 6060, Bridgewater, New Jersey 08807. Any notice to be given to the Executive hereunder shall be sufficient if in writing and sent by registered or certified mail to him at the executive offices of the Division. Any party may, by notice as aforesaid, designate a different address or addresses.

             3.05 Amendment. The parties hereto agree that this Agreement shall not be amended or supplemented in any respect, except by a subsequent written agreement entered into by all parties hereto.

             3.06 Remedies. Notwithstanding any of the foregoing provisions of this Agreement, any remedies described herein are not exclusive and the Executive shall have any and all other remedies available at law or in equity.

             3.07 Severability. In the event any provision of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, the illegality, invalidity, or unenforceability shall not affect the remaining provisions hereof, but such illegal, invalid, or unenforceable provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid or unenforceable provisions had never been included herein.

             3.08 Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

             3.09 Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

             3.10 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida (without regard to the principles of conflicts of laws thereof).

             3.11 Jurisdiction, Service of Process.

                  (a) All suits, actions or proceedings with respect to this Agreement or any judgment entered by any court in respect thereof may only be brought in the courts of the State of Florida located in Dade County or in the U.S. District Court for the Southern District of Florida and Sub, Parent and the Executive each hereby consents to the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding arising under this Agreement.

                  (b) In addition, Sub, Parent and Executive each hereby irrevocably waives, to the fullest extent permitted by law, any objection which he or they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect thereof


   brought in Dade County, State of Florida, and hereby further irrevocably waives any claim that any suit, action or proceeding brought in Dade County, State of Florida has been brought in an inconvenient forum.

             3.12 Termination. The execution of this Agreement by the Executive, Sub and Parent terminates all rights of the Executive under all Employment Agreements between the Company and the Executive.

             IN WITNESS WHEREOF, the Executive has hereunto set his hand, and pursuant to the authorization from their respective Boards of Directors, each of Sub and Parent has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.
                                      Executive


                                      By: /S/ Jack Langer


                                      Sub


                                      By: /S/ F. W. Sullivan


                                      Parent


                                      By:  /S/ John Kean